Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (755) 684-5708 Website: www.nvsos.gov

Website: www.nvsos.gov

USE BLACK INK ONLY	DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation (Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.	Name of Nevada entity as last recorded in this office:

Golden Developing Solutions, Inc.

2.	The articles are: (mark only one box) [ ] Restated [X] Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3.	Indicate what changes have been made by checking the appropriate box:*

[  ] No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: __________________________________________________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[  ] The entity name has been amended.

[  ] The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended.

[X] The authorized shares have been amended.

[  ] The directors, managers or general partners have been amended.

[  ] IRS tax language has been added.

[X] Articles have been added.

[X] Articles have been deleted.

[X] Other. The articles or certificate have been amended as follows: (provide article numbers, if available).

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series,or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 74%

4.	Effective date and time of filing: (optional)	Date:	02/07/2018	Time:
(must not be later than 90 days after the certificate is filed)

•This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Reslated Articles
Revised: 1-5-15

Amended and Restated Articles of Incorporation

of

Golden Developing Solutions, INC.

Golden Developing Solutions, INC. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

FIRST: The name of the Corporation is "Golden Developing Solutions, INC.", and the date of filing of the original Articles of Incorporation of the Corporation. under the name American Associates Group, with the Secretary of State of the State of Nevada is December 17, 1998.

SECOND: On July 7, 2005. the Corporation filed a Certificate of Revival with the Secretary of State of the State of Nevada.

THIRD: On July 7, 2005, the Corporation merged with Andros Hotels & Casinos, Inc., a Nevada corporation, with the Corporation surviving such merger as a Nevada corporation, as set forth on the Articles of Merger as filed on July 7, 205 with the Secretary of State of the State of Nevada.

FOURTH: On April 26, 2007, pursuant to a Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on such date, the Corporation amended its Articles of Incorporation to change its name to Clean Hydrogen Producers Ltd.

FIFTH: On January 23, 2017, the Corporation amended and restated its Articles of Incorporation pursuant to a Certificate filed with the Secretary of State of the State of Nevada on such date.

SIXTH: On January 23, 2017, the Corporation filed a Certificate of Revival with the Secretary of State of the State of Nevada.

SEVENTH: On March 30, 201 7, pursuant to a Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on such date, the Corporation amended its Articles of Incorporation to change its name to Golden Developing Solutions. LLC.

EIGHTH: On April 20, 2017, pursuant to a Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on such date, the Corporation amended its Articles of Incorporation to change its name to Golden Developing Solutions, INC.

NINTH: The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

Section I. Name. The name of the corporation is Golden Developing Solutions, INC. (the "Corporation").

Section 2. Registered Agent.

(a)	Registered Agent. The name and address of the registered agent of the Corporation in the State of

Nevada is Corporate Creations Network Inc.. 8275 South Eastern Avenue #200, Las Vegas, NV 89123. or such other agent and address as the Board of Directors of the Corporation (the" Board" ) shall from time to time select.

(b)	Registered Office. The address of the registered agent of the Corporation in the State of Nevada is c/o Corporate Creations Network Inc., 8275 South Eastern Avenue #200, Las Vegas, NV 89123. or such

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other address as the Board shall from time to time select.

Section 3. Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporat ions may now or hereafter be organized under the NRS, inc luding, but not limited to the following:

(a)	The Corporation may at any time exercise such rights, privileges, and powers, when not inconsistent with the purposes and object for which this corporation is organized.

(b)	The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law:

(c)	The Corporation shall have power to sue and be sued in any court oflaw or equity.

(d)	The Corporation shall have power to make contracts.

(e)	The Corporation shall have power to hold. purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state. territory or country.

(f)	The Corporation shall have power lo appoint such officers and agents as the affairs of the Corporation shall requite and allow them suitable compensation.

(g)	The Corporation shall have power to make bylaws not inconsistent with the constitution or laws of the United States. or of the State of Nevada, for the management, regulation and government of its affairs and property. the transfer of its stock. the transaction of its business and the calling and holding of meetings of stockholders.

(h)	The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved.

(i)	The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires. but such use or non-use shall not in any way affect the legality of the document.

(j)	The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises. or for any other lawful purpose of its incorporation to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

(k)	The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Nevada, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights , powers and privileges of ownership, including the right to vote, if any.

(l)	The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefore its capital, capital surplus, surplus or other property or fund.

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(m)	The Corporation shall have to conduct business, have one or more offices and hold. purchase, mortgage and convey real and personal property in the State of Nevada and in any of the several states, territories. possessions and dependencies of the United States. the District of Columbia and in any foreign country.

(n)	The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its Articles of Incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation. whether or not such business is similar in nature to the purposes set forth in the Articles of Incorporation of the Corporation, or any amendment thereof.

(o)	The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

(p)	The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Section 4. Capital Stock.

(a) Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be three hundred and fifty million (350,000,000) shares of common stock, par value of $0.0001 per share (the "Common Stock") and thirty five million (35, 000,000) shares of preferred stock, par value of $0.0001 per share (the " Preferred Stock").

(b) Powers and Rights of Common Stock.

(i)	Preemptive Right. No shareholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii)	Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii)	Dividends and Distributions.

(A) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available therefore; and

(B) Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv)	Other Rights. Except as otherwise required by the NRS and as may otherwise be provided in these Articles of Incorporation each share of the Common Stock shall have identical

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powers, preferences and rights, including rights in liquidation.

(c)	Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock. or any series thereof: shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series:

(ii)	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;
(iii)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
(iv)	whether dividends, if any, will be cumulative or noncumulative. the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(v)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation;
(vi)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock. or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
(vii)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity
(viii)	the provisions, if any, of a sinking fund applicable to such series; and

(ix)	any other relative, participating, optional or other powers, preferences or rights, and any qualifications. limitations or restrictions thereof. of such series.

(d)	Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time. also may authorize, by resolution. options, warrants and other rights convertible into Common or Preferred stock (collectively "securities.") The securities must be issued for such consideration, including cash, property, or services. as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon. provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up

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of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

(e)	Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

(f)	One Class. Except as otherwise required by the NRS, this Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all mattes submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Section 5. Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and subject to Section 6, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the "Bylaws").

Section 6. Shareholder Amendment of Bylaws. Notwithstanding Section 5, the Bylaws may also be adopted, repealed. rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than fifty-one percent (51%) of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Sect ion 7. Board of Directors. As of the date hereof, the Board shall initially consist of one person, who shall be Stavros Triant, whose mailing address is 900 RR 620 So. #C10l-143, Austin. Texas 78734. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation may be amended from time to time as set forth in the Bylaws.

Section 8. Term of Board of Directors. Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the " Annual Meeting") following the Annual Meeting at which such director was elected. All directors shall have equal standing. Notwithstanding the foregoing provisions of this Section 8 each director shall serve until their successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

Section 9. Vacancies on Board of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

Section 10. Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

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Section 11. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and these Articles of Incorporation have been satisfied.

Section 12. Special Stockholder Meeting. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed by law.

Section 13. Location of Stockholder Meetings. Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws.

Section 14. Private Property of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation's debts.

Section 15. Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 16. Term of Existence. The Corporation is to have perpetual existence.

Section 17. Liability of Directors. No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the NRS, (iv) the payment of dividends in violation of the NRS or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 17 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Section 18. Indemnification.

(a)	Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (I) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation. partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader

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indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as such director. officer. trustee, partner. agent or employee, or arising out of his status as such director. officer, trustee. partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may he entitled. The Corporation may maintain insurance, at its expense. to protect itself and any such person against any such fine, liability, cost or expense, including attorney's fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

(b)	The rights granted under Section 18( a) shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys· fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an ''advancement of expenses''); except that. if the NRS so requires, an advancement of expenses incurred by an beneficiary in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 18(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Section 18 shall be contract rights and such rights shall continue as to a beneficiary who has ceased to he a director or officer and shall inure to the benefit of the beneficiary's heirs, executors and administrators. No amendment to this Section 18 that limits the Corporation's obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.

(c)	The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Section 18 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(d)	Any indemnification or advancement of expenses made pursuant to this Section 18 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute these Articles of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

(e)	If this Section 18 or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Section 18 that has not been invalidated and to the fullest extent permitted by law.

Section 19. Forum Selection, Attorneys’ Fees.

(e)	Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) an action asserting a claim arising pursuant to any provision of the NRS, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Nevada, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

(b)	If any action is brought by any party against another party, relating to or arising out of these Articles of Incorporation, or the enforcement hereof, the prevailing party shall be entitled to recover from the other

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party reasonable attorneys· fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of these Articles of Incorporation, the term "attorneys' fees" or ''attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding. The provisions of this Section 19 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 20 Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles of Incorporation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of February 7, 2018.

By:	/s/ Stavros Triant
Name:	Stavros Triant
Chief Executive Officer

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